(Translation from original Chinese)

Credit Facility Notification from Bank of Beijing

To: Beijing Telestone Technology Company Limited

In order to establish a relationship between the bank and enterprise and promote the development of both sides and long-term cooperation, we intend to provide RMB 300 million (approximately USD 44 million dollars) credit facility (the “Credit Facility”) to Beijing Telestone Technology Company Limited (the “Company”) in five years according to the Company’s current situation and potential growth.

The Credit Facility is provided upon the operation, financial position, business outlook and the prospect of the industry of the Company. We will sign contracts with the Company for loan within the line of credit after we review the formal application and materials according to the relevant regulations and government policy and rules of Bank of Beijing and get approval from Bank of Beijing, and the contract should be executed accordingly. We reserve the right to make change on the Credit Facility according to the performance of the Company and change of the credit policy.

This notification can not be used as credit certification or security documents. The obligations and rights should be clarified on the formal contracts signed by the Company and Bank of Beijing.

This notification is effective as the signed date for 60 months.

Zhong Guancun Science Park Branch, Bank of Beijing
Date: September 27, 2010